Exhibit 10.1

LICENSE AGREEMENT

between

UNIQUE GROWING SOLUTIONS, INC.

(f/k/a Alternative Energy & Environmental Solutions, Inc.)

and

LAMINA EQUITIES CORPORATION

Dated February 25, 2015

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into February 25, 2015 (the “Effective Date”) by and between Lamina Equities Corporation, a Nevada corporation (“Lamina”) and Unique Growing Solutions, Inc. (f/k/a Alternative Energy & Environmental Solutions, Inc.), a Nevada corporation (“ALNE”). Lamina and ALNE are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Lamina owns or Controls certain intellectual property relating to diagnosing illness in humans via a saliva test; and

WHEREAS, Lamina wishes to license to ALNE, and ALNE wishes to license from Lamina, through the license grants contemplated herein, such intellectual property rights to develop and commercialize Products (as defined below) in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1              “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with”, means (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

1.2              “ALNE” has the meaning set forth in the preamble hereto.

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1.3              “Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity.

1.4              “Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.

1.5              “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.6              “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.7              “Change in Control” means with respect to a Party: (1) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving such Party in which the holders of voting securities of such Party outstanding immediately prior thereto cease to hold voting securities that represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.8              “Commercial Sublicensee” means a Sublicensee to whom ALNE has granted a right to offer for sale, have sold or sell one or more Products in all or a portion of the Territory including exclusive distributors.

1.9              “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Product, including activities related to marketing, promoting, distributing, and importing such Product, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.10           “Commercially Reasonable Efforts” means, with respect to the objective that is the subject of such efforts, such reasonable, good faith efforts and resources as a similarly-situated (including in relation to size and personnel and other resources) company within the pharmaceutical industry would normally use to accomplish a similar objective under similar circumstances.

1.11           “Confidential Information” means any technical, business, or other information or data provided orally, visually, in writing or other form by or on behalf of one Party to the other Party in connection with this Agreement, including information relating to the terms of this Agreement, any Product (including the Regulatory Documentation), any Exploitation of any Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party.

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1.12           “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other property right existing on or after the Effective Date and during the Term, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.13           “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.14           “Development Data” means all non-clinical, clinical, technical, chemical, safety, and scientific data and information and other results, including relevant laboratory notebook information, screening data, and synthesis schemes, including descriptions in any form, data and other information, in each case, that is generated by or resulting from or in connection with the conduct of Development of Products.

1.15           “Dollars” or “$” means United States Dollars.

1.16           “Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA, or any corresponding foreign application, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.17           “Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.

1.18           “EMA” means the European Medicines Agency and any successor agency or authority having substantially the same function.

1.19           “Exploit” means to make, have made, import, use, sell, or offer for sale, including to research, Develop, Commercialize, Manufacture, have Manufactured, obtain Regulatory Approval for, hold, or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of on a worldwide basis. “Exploitation” shall mean the act of Exploiting.

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1.20           “FDA” means the United States Food and Drug Administration and any successor agency or agencies or authority having substantially the same function.

1.21           “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.22           “First Commercial Sale” means, with respect to a Product and a country, the first sale by ALNE, its Affiliate or its Commercial Sublicensee to a Third Party for monetary value of such Product in such country after Regulatory Approval for such Product has been obtained in such country.

1.23           “IND” means an application filed with a Regulatory Authority for authorization to commence human clinical studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.24           “Information” means all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays, biological methodology, other data relating to Development, all data, information and materials relating to Commercialization, including customer lists (both actual and target customers), any market studies and competitive data; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.25           “Invention” means any writing, invention, discovery, improvement, technology, Information or other Know-How (in each case, whether patented or not) that is not existing as of the Effective Date and is invented under this Agreement during the Term.

1.26           “LIBOR” means the London Interbank Offered Rate for deposits in United States Dollars having a maturity of one month published by the British Bankers’ Association, as adjusted from time to time on the first London business day of each month.

1.27           “Lamina” has the meaning set forth in the preamble hereto.

1.28           “Lamina Know-How” means all Information Controlled by Lamina or any of its Affiliates as of the Effective Date or at any time during the Term (subject to Section 9.2.2) that is not generally known and is necessary or reasonably useful for the Development, manufacture, or Commercialization of a Product.

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1.29           “Liens” means any and all liens, encumbrances, charges, security interests, options, claims, mortgages, pledges, or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

1.30           “Manufacture” or “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of a Product or any intermediate thereof, including clinical and commercial manufacture.

1.31           “NDA” has the meaning set forth in the definition of “Drug Approval Application.”

1.32           “Net Sales” means, with respect to a Product for any period, the total amount billed or invoiced on sales of such Product during such period by ALNE, its Affiliates, or Sublicensees to Third Parties, less the following normal and customary bona-fide deductions and allowances actually taken:

1.32.1  trade, cash and quantity discounts;

1.32.2  price reductions, refunds or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid (whether in cash or trade) to governmental authorities or third party payors;

1.32.3  taxes on sales (such as sales, value added, or use taxes) and customs and excise duties and other duties related to sale, in each case, to the extent such taxes are included in the gross amount invoiced;

1.32.4  wholesale and distribution fees, deductions and prompt pay discounts;

1.32.5  bad debts not exceeding five percent (5%) of the value of the sales of Product during the then-current Calendar Year, provided that any recovery of bad debts shall be deemed a sale for purposes of this definition of “Net Sales”;

1.32.6  amounts repaid, deducted or credited by reason of rejections, defects, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs; and

1.32.7  freight, insurance, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced.

Notwithstanding the foregoing, Net Sales shall not include transfers or dispositions for charitable, pre-clinical, clinical, regulatory, or governmental. To the extent that ALNE, its Affiliate or any Commercial Sublicensee sells a Product, on an arms-length basis, to any Sublicensee who is not an Affiliate of such selling Person for resale, only the initial sale of such Product by ALNE, its Affiliate, or its Commercial Sublicensee shall constitute a sale for purposes of determining Net Sales. Except as contemplated by the immediately foregoing sentence, Net sales shall not include sales between or among ALNE, its Affiliates, or Sublicensees. Net Sales shall be calculated in accordance with the standard internal policies and procedures of ALNE, its Affiliates, or Sublicensees, which must be in accordance with United States Generally Accepted Accounting Principles or International Financial Reporting Standards as applicable.

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1.33           “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.34           “Patents” means (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.35           “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, foundation, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.36           “Product” means any pharmaceutical product or medical device, whether prescription or over-the-counter, marketed for diagnosing illness in humans via a saliva test; provided, however, that “Product” shall not refer to any product Controlled, developed, manufactured, marketed, sold, offered for sale, exported, or imported directly or indirectly by a Sublicensee if such Sublicensee’s rights in respect of such product were obtained or developed independently of any sublicense or right granted by ALNE hereunder.

1.37           “Regulatory Approval” means, with respect to a country or other jurisdiction, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, offer for sale, market, import or use a Product in such country or other jurisdiction, including, where applicable, (i) pricing or reimbursement approval in such country or other jurisdiction, (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (iii) labeling approval.

1.38           “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory agencies, departments, bureaus, commissions, councils, or other government entities (e.g., the FDA and EMA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of Products.

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1.39           “Regulatory Documentation” means all (i) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files; and (iii) clinical and other data contained or relied upon in any of the foregoing, in each case ((i), (ii), and (iii)) relating to a Product.

1.40           “Representatives” means (actual or potential) Sublicensees, other Persons who have been granted rights to Exploit Products in accordance with this Agreement, acquirers, financing sources, investors or permitted assignees under Section 9.3 and to their financial and legal advisors who have a need to know the Confidential Information in connection with any such sublicense, financing, investment, acquisition or assignment.

1.41           “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by ALNE under a license granted in Section 2.1 or a right by ALNE, its Affiliates or Commercial Sublicensees to sell a Product, offer a Product for sale, or have a Product sold (each such sublicense or right, a “Sublicense”).

1.42           “Territory” means worldwide.

1.43           “Third Party” means any Person other than Lamina, ALNE and their respective Affiliates.

1.44           “United States” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“ALNE Indemnitees”	7.2
“Breaching Party”	8.3
“Default Notice”	8.3
“Follow-On Product”	5.2.5
“Force Majeure”	9.1
“Lamina Indemnitees”	7.1
“Losses”	7.1
“Non-Breaching Party”	8.3
“Sublicense”	1.41
“Term”	8.1
“Third Party Claims”	7.1

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ARTICLE 2

TRANSFER AND ASSIGNMENT; GRANT OF RIGHTS

2.1             Grants to ALNE. Subject to the terms and conditions of this Agreement, Lamina hereby grants to ALNE an exclusive (including with regard to Lamina) worldwide license, with the right to grant sublicenses in accordance with Section 2.2, under the Lamina Know-How.

2.2             Sublicenses.

2.2.1   Right to Grant Sublicenses. ALNE shall have the right to grant Sublicenses (through multiple tiers of Sublicensees). ALNE shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement. ALNE shall remain responsible for the performance of its Affiliates and Sublicensees that are granted Sublicenses as permitted herein, and the grant of any such Sublicense shall not relieve ALNE of its obligations under this Agreement. With respect to any such Sublicense, ALNE shall ensure that the agreement pursuant to which it grants such Sublicense (i) does not conflict with the terms and conditions of this Agreement and (ii) contains terms obligating the Sublicensee to comply with confidentiality and non-use provisions consistent with those set forth in this Agreement.

2.2.2   Termination of Sublicenses. In the event of termination of this Agreement, in whole or in part, any sublicense granted by ALNE pursuant to this Section 2.2 shall automatically be deemed to terminate to the same extent as the other terms and conditions of this Agreement terminate.

2.3             No Other Rights Granted by Lamina. Except as expressly provided herein and without limiting the foregoing, Lamina grants no other right or license, including any rights or licenses to the Lamina Know-How, the Regulatory Documentation, or any other intellectual property rights not otherwise expressly granted herein.

2.4             Transfer of Lamina Know-How. As soon as practicable after the Effective Date, Lamina shall provide to ALNE (which can be in the form of copies and electronic files) all material Lamina Know-How existing as of the Effective Date.

2.5             Compliance with Law. ALNE shall conduct, or cause to be conducted, the Development, Commercialization, Manufacture and Exploitation of Products in compliance with all Applicable Laws.

ARTICLE 3

PAYMENTS AND RECORDS

3.1             Upfront Payment. On the Effective Date, ALNE shall pay Lamina an upfront amount equal to One Thousand Dollars ($1,000). Such payment shall be nonrefundable and noncreditable against any other payments due hereunder.

3.2             Regulatory Milestones. In partial consideration of the rights granted by Lamina to ALNE hereunder and subject to the terms and conditions set forth in this Agreement, ALNE shall pay to Lamina a milestone payment within thirty (30) days after the achievement of each of the following milestones:

3.2.1   ALNE’s first receipt of notice from the FDA that an NDA in respect of a Product has received approval, Four Thousand Dollars ($4,000);

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3.2.2   First Commercial Sale of a Product in the United States, Five Thousand Dollars ($5,000);

3.2.3   First Commercial Sale of a Product in any country or territory outside the United States after receipt of all requisite Regulatory Approvals in such country, One Thousand Dollars ($1,000);

Each milestone payment in this Section 3.2 shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Product. The maximum aggregate amount payable by ALNE pursuant to this Section 3.2 is Ten Thousand Dollars ($10,000).

3.3             Royalty. As further consideration for the rights granted to ALNE hereunder, commencing upon the First Commercial Sale, ALNE shall pay to Lamina a royalty on Net Sales of 7.5% during each Calendar Year.

3.4             Mode of Payment. All payments under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Lamina may from time to time designate by notice to ALNE. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using an exchange rate to be mutually agreed upon by the Parties.

3.5             Taxes. The milestones payable by ALNE to Lamina pursuant to this Agreement shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law.

3.6             Interest on Late Payments. If any payment due to Lamina under this Agreement is not paid when due, then ALNE shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of one percent above LIBOR, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1             Ownership of Intellectual Property.

4.1.1   Ownership of Technology. As between the Parties, each Party shall own and retain all right, title, and interest in and to any and all Inventions and Information that are conceived, discovered, developed, or otherwise made solely by or on behalf of such Party (or its Affiliates or Sublicensees) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto.

4.1.2   United States Law. The determination of whether Information and Inventions are conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development or making occurs.

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4.1.3   Assignment Obligation. Each Party shall cause all Persons who perform activities for such Party under this Agreement to be under an obligation to assign their rights in any Inventions resulting therefrom to such Party.

ARTICLE 5

CONFIDENTIALITY AND NON-DISCLOSURE

5.1             Confidentiality Obligations. At all times during the Term and for a period of ten (10) years following termination or expiration hereof in its entirety, each Party shall, and shall cause its Affiliates, and its and their respective officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary or useful for the performance of a Party’s obligations, or the exercise of a Party’s rights, under this Agreement. Notwithstanding the foregoing, but to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 5.1 with respect to any Confidential Information shall not include any information that:

5.1.1   has been published by a Third Party or is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

5.1.2   has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

5.1.3   is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party; or

5.1.4   has been independently developed by or for the receiving Party without reference to, or use or disclosure of the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

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5.2             Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

5.2.1   in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to Applicable Law or made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction, including by reason of filing with securities regulators; provided, however, that the receiving Party, to the extent practicable and legally permissible, shall first have given prompt written notice (and to the extent practicable and legally permissible, at least five (5) Business Days’ notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or regulatory body or, if disclosed, be used only for the purposes for which the order was issued). In the event that no protective order or other remedy is sought or obtained, or the disclosing Party waives compliance with the terms of this Agreement, receiving Party shall furnish only that portion of Confidential Information which receiving Party is advised by counsel is legally required to be disclosed;

5.2.2   made by or on behalf of the receiving Party to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval in accordance with the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

5.2.3   made to its Representatives; provided that any such recipient of such Confidential Information agrees to be bound by the confidentiality and non-use restrictions contemplated hereby; provided, further that the Party making such disclosure shall remain responsible for any failure by any such Person to treat such Confidential Information as required under this Article 5.

5.2.4   made to its or its Affiliates’ financial and legal advisors who have a need to know such Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors and other Persons contemplated by this Section 5.2.4, to treat such Confidential Information as required under this Article 5.

5.3             Public Announcements. Except as contemplated by Section 5.4 or as otherwise agreed by the Parties, neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law (including, without limitation, public disclosure on a Quarterly Report on Form 10-Q, an Annual Report on Form 10-K, or a Current Report on Form 8-K) or the rules of a stock exchange on which the securities of the disclosing Party are listed or for information which has previously been made public. In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon and such required Party shall consider all comments from such other Party in good faith.

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5.4             Publications. Each Party recognizes that the publication of papers regarding results of and other information regarding activities under this Agreement may be beneficial to the Development and Commercialization of Products. Accordingly, ALNE and its Affiliates and Sublicensees shall have the right to publish or present or permit the publication or presenting of papers and presentations that contain clinical data regarding, or pertain to results of clinical testing of, Products (each, a “Publication”); provided, however, that such publications do not contain the Confidential Information of Lamina and Lamina shall be provided with a copy of any such Publication in advance of public publication or presentation thereof and ALNE shall consider in good faith any comments Lamina may have with respect thereto.

5.5             Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such first Party does not retain rights under the surviving provisions of this Agreement: (i) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

5.6             Survival. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 5.1.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1             Mutual Representations and Warranties. Lamina and ALNE each represents and warrants to the other, as of the Effective Date, and covenants, as follows:

6.1.1   Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

6.1.2   Authorization. The execution and delivery of this Agreement and the performance by it of its obligations contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (i) such Party’s charter documents, bylaws, or other organizational documents, (ii) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any Applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

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6.1.3   Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

6.1.4   Consents and Approvals. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Third Party is required in connection with the execution, delivery and performance of this Agreement by such Party or the performance by such Party of its obligations contemplated hereby or thereby.

6.1.5   No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

6.2             Additional Representations and Warranties of Lamina. Lamina further represents and warrants to ALNE, as of the Effective Date, and covenants, as follows:

6.2.1   Lamina has the right to grant the licenses specified herein.

6.2.2   Lamina is the sole and exclusive owner of the entire right, title and interest in the Lamina Know-How. Such rights are not subject to any Liens in favor of, or claims of ownership by, any Third Party.

6.2.3   To Lamina’s knowledge, the Exploitation by ALNE and its Affiliates and Sublicensees hereunder of the Products will not infringe any Patent or other intellectual property or proprietary right of any Person.

6.2.4   The conception, development and reduction to practice of the Lamina Know-How existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person. There are no claims, judgments or settlements against or amounts with respect thereto owed by Lamina or any of its Affiliates relating to the existing Regulatory Filings or the Lamina Know-How.

6.2.5   To its knowledge, Lamina has conducted, and its contractors and consultants have conducted, all Development with respect to the Product that it has conducted prior to the Effective Date in accordance with good laboratory practice and good clinical practices, as applicable and defined by the FDA, and Applicable Law.

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6.2.6   Neither Lamina nor any of its Affiliates, nor any of its or its Affiliates’ directors or officers has been debarred or is subject to debarment and neither Lamina nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant Lamina Section 306 of the FFDCA or who is the subject of a conviction described in such section. Lamina shall inform ALNE in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Lamina’s knowledge, is threatened, relating to the debarment or conviction of Lamina or any Person performing services on behalf of Lamina hereunder.

6.2.7   To Lamina’s knowledge, no Person is misappropriating or threatening to misappropriate the Lamina Know-How.

6.2.8   Lamina has prepared, maintained or retained all material Regulatory Documentation required to be maintained or reported pursuant to and in accordance with the applicable requirements of good laboratory practices and good clinical practices, as applicable, as defined by the FDA, to the extent required, and Applicable Law, and such Regulatory Documentation does not contain any materially false or misleading statements.

6.3             DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 7

INDEMNITY

7.1             Indemnification of Lamina. ALNE shall indemnify Lamina, its Affiliates and its and their respective directors, officers, employees, and agents (“Lamina Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the Lamina Indemnitees arising from or occurring as a result of: (i) the breach by ALNE of this Agreement, (ii) the gross negligence or willful misconduct on the part of ALNE or its Affiliates or Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees, and agents in performing its or their obligations under this Agreement, or (iii) the Exploitation by ALNE or any of its Affiliates or Sublicensees or its or their distributors or contractors of any Product, except to the extent Lamina has an obligation to indemnify ALNE Indemnitees pursuant to Section 7.2 for such Losses and Third Party Claims.

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7.2             Indemnification of ALNE. Lamina shall indemnify ALNE, its Affiliates and its and their respective directors, officers, employees, and agents (the “ALNE Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the ALNE Indemnitees arising from or occurring as a result of: (i) the breach by Lamina of this Agreement, (ii) the gross negligence or willful misconduct on the part of Lamina or its Affiliates or its or their respective directors, officers, employees, and agents in performing its obligations under this Agreement, (iii) any claim by any current or former Lamina shareholder, investor or contributor that any ALNE Indemnitee or any Sublicensee owes such Person any compensation in relation to the Exploitation of the Products or the rights granted hereunder, or (iv) Lamina’s or its Affiliate’s or subcontractor’s violation of any Applicable Law, or gross negligence or willful misconduct, in relation to the Exploitation of Products prior to the Effective Date, except to the extent ALNE has an obligation to indemnify Lamina Indemnitees pursuant to Section 7.1 for such Losses and Third Party Claims.

7.3             Special, Indirect, and Other Losses. EXCEPT IN THE EVENT OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 5, AND EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 7, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

ARTICLE 8

TERM AND TERMINATION

8.1             Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until terminated in accordance with this Article 8 (such period, the “Term”).

8.2             ALNE Termination for Convenience. ALNE shall have the right to terminate this Agreement in its sole discretion, either in its entirety or in respect of one or more countries, at any time by providing sixty (60) days prior written notice to Lamina.

8.3             Termination for Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party specifying the nature of the alleged breach in reasonable detail (a “Default Notice”). Thereafter, the Non-Breaching Party shall have the right to terminate this Agreement if the breach asserted in such Default Notice has not been cured within sixty (60) days after such Default Notice.

8.4             Termination for Insolvency. In the event that either Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

8.5             Effects of Termination. In the event of a termination of this Agreement in its entirety by Lamina pursuant to Section 8.3 or by ALNE pursuant to Section 8.2:

8.5.1   all rights and licenses granted by Lamina hereunder shall immediately terminate;

8.5.2   ALNE shall, and hereby does, effective as of the effective date of termination, assign to Lamina at ALNE’s expense, all of its right, title, and interest in and to all Regulatory Approvals applicable to any Product, and all Regulatory Documentation specific to such Regulatory Approvals then owned by ALNE or any of its Affiliates, and shall use Commercially Reasonable Efforts to cause any and all Sublicensees to assign to Lamina any such Regulatory Approvals and related Regulatory Documentation then owned by such Sublicensee; and

8.5.3   at Lamina’s request, assign to Lamina all right, title, and interest in and to the Development Data that ALNE is not precluded from disclosing or assigning to Lamina pursuant to the terms of any applicable agreement with a Third Party; provided, however, that ALNE shall use Commercially Reasonable Efforts (which shall not include any obligation to expend money) to obtain the consent of the applicable Third Party for such disclosure and/or assignment in the event that ALNE is so precluded.

8.6             Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one or more country or countries) or other jurisdiction(s) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

8.7             Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, (i) Section 8.6 and this Section 8.7 and Articles 5, 7 and 9 of this Agreement shall survive the termination or expiration of this Agreement for any reason, (ii) Section 4.1 shall survive any termination of this Agreement other than a termination by Lamina pursuant to Section 8.3 hereof or a termination by ALNE pursuant to Section 8.2 hereof, (iii) Sections 3.5 through 3.7 shall survive a termination by ALNE pursuant to Section 8.3 hereof, (iv) Article 3 shall survive a termination by ALNE pursuant to Section 8.4 hereof and (v) Section 8.5 shall survive any termination of this Agreement by Lamina pursuant to Section 8.3 hereof. With respect to any Sections that survive in accordance with this Section 8.8, the corresponding definitions shall appropriately survive (e.g. the definition of “Term” shall continue with respect to the above noted Sections and usage in other definitions).

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ARTICLE 9

MISCELLANEOUS

9.1             Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, acts of God or acts, omissions, or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) or similar events beyond the reasonable control of the non-performing Party (a “Force Majeure”). The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform.

9.2             Assignment.

9.2.1   Without the prior written consent of Lamina, ALNE shall not assign, delegate, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that ALNE may make such an assignment without Lamina’s prior written consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of all or substantially all the assets or business of ALNE or substantially all of the assets or business of ALNE to which this Agreement relates. With respect to an assignment to an Affiliate, ALNE shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Without the prior written consent of ALNE, Lamina shall not assign, delegate, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that Lamina may make such an assignment without ALNE’s prior written consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of all or substantially all the assets or business of Lamina or substantially all of the assets or business of Lamina to which this Agreement relates. With respect to an assignment to an Affiliate, Lamina shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted assignment or delegation in violation of this Section 9.3 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Lamina or ALNE, as the case may be. The permitted assignee or permitted transferee shall assume all obligations of its assignor or transferor under this Agreement.

9.2.2   All rights to Information, materials and intellectual property: (i) controlled by a Third Party permitted assignee of a Party, which Information, materials and intellectual property were controlled by such assignee immediately prior to such assignment; or (ii) controlled by an Affiliate of a Party who becomes an Affiliate through any Change in Control of or a merger, acquisition (whether of all of the stock or all or substantially all of the assets of a Person or any operating or business division of a Person) or similar transaction by or with the Party, which Information, materials and intellectual property were controlled by such Affiliate immediately prior thereto, in each case ((i) and (ii)), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement.

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9.3             Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

9.4             Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of Nevada, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, that all questions concerning the construction or effect of patent applications and patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular patent application or patent has been filed or granted, as the case may be.

9.5             Submission to Jurisdiction; Waiver of Jury Trial.

9.5.1   IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF LAS VEGAS, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 9.5 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 9.5 SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE CITY OF LAS VEGAS); AND (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM.

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9.5.2   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6             Notices.

9.6.1   Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (i) delivered by hand or sent by email to the email addresses to be specified by each Party within sixty (60) days hereof, (ii) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 9.6.2 or (iii) to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 9.6.1. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by email or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by email shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 9.6.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

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9.6.2   Address for Notice.

If to ALNE, to:

Unique Growing Solutions, Inc.

100 Europa Drive

Chapel Hill, NC 27517

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Szaferman, Lakind, Blumstein & Blader, P.C.

101 Grovers Mill Road, Suite 200

Lawrenceville, NJ

Attention: Gregg E. Jaclin

If to Lamina, to:

Lamina Equities Corp.

1901 Fort Myer Drive

Suite 800

Arlington, VA 22209

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Stradley Ronon Stevens & Young, LLP

1250 Connecticut Avenue, N.W., Suite 500

Washington, DC 20036-2652

Attention: Thomas L. Hanley

9.7             Entire Agreement; Amendments. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

9.8             Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

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9.9             No Benefit to Third Parties. Covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

9.10           Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

9.11           Relationship of the Parties. It is expressly agreed that Lamina, on the one hand, and ALNE, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency. Neither Lamina, on the one hand, nor ALNE, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

9.12           Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

9.13           References. Unless otherwise specified, (i) references in this Agreement to any Article or Section shall mean references to such Article or Section of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section, and (iii) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

9.14           Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

[SIGNATURE PAGE FOLLOWS]

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THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

LAMINA EQUITIES CORPORATION	UNIQUE GROWING SOLUTIONS, INC.
(F/K/A ALTERNATIVE ENERGY & ENVIRONMENTAL SOLUTIONS, INC.)

By:	/s/ Raouf Albert Guirguis	By:	/s/ Peter Coker
Name:	Raouf Albert Guirguis	Name:	Peter Coker
Title:	Chairman and CEO	Title:	President

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